EXHIBIT 99.1



ABOUT:    Addington Resources, Inc.
CONTACT:  Kirby J. Taylor
          President
          (606) 928-3433

FOR IMMEDIATE RELEASE

Addington Resources, Inc. Announces Letter of Intent to Sell Gold
Mining Operations


     ASHLAND, KY.  (June 27, 1995) -- Addington Resources, Inc.
(NASDAQ National Market: ADDR) today reported that its subsidiary Addington Holding, Inc. has agreed in principle to sell the stock of its metal mining subsidiary, Addwest Minerals, Inc., to Cornucopia Resources, Ltd.

     Terms of the letter of intent include payment to Addington of approximately $7 million in cash (subject to a working capital adjustment), the issuance of 6 million restricted shares of Cornucopia's common stock, the assumption of all obligations under the Addwest gold loan agreement with N. M. Rothschild & Sons Ltd. in an amount equal to approximately $9,330,000, and payment to Addington of up to $6 million in the form of a 5 percent net smelter royalty interest on Addwest's Alaskan properties. The net smelter royalty may be converted by either party into an Addington right to receive additional shares of Cornucopia common stock upon certain terms and conditions.

     Completion of the transaction is conditioned upon, among other items, negotiation and execution of a definitive purchase agreement, approval by the Board of Directors of Cornucopia and Addington Holding, approval by the shareholders of Cornucopia if required, successful completion by Cornucopia of a due diligence investigation, and the receipt of necessary regulatory approvals and consents on terms acceptable to the parties, including a release of the guarantee by Addington Resources of obligations under the Rothschild gold loan agreement. Cornucopia expects to complete its due diligence by July 31, 1995, with a closing scheduled for September 8, 1995, or as soon thereafter as all necessary regulatory approvals are obtained.

     Addwest Minerals, Inc. is currently engaged in the development of gold mining and processing operations at Gold Road
Mine in Mohave County, Arizona.  Cornucopia will also acquire
Addwest's interest in property in the Shumagin Islands of Alaska and in the Golden Zone in south-central Alaska. Addington will retain its interest in a nepheline syenite project at Wind
Mountain in Otero County, New Mexico. Addington has invested approximately $23,700,000 in the projects to be sold.


     Addington Resources, Inc. trades on the NASDAQ National Market System under the symbol ADDR. The Company is involved in waste management operations as well as mining, mining technology and mining services. Cornucopia Resources Ltd. trades on The Toronto Stock Exchange under the symbol CNP and on the NASDAQ SmallCap Market under the symbol CNPGF. Cornucopia is involved in the development of gold mining operations.